PRICING SUPPLEMENT No. U1409ABC/A2* Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 Dated December 22, 2015

Credit Suisse AG Airbag Autocallable Yield Optimization Securities

$3,462,000 Linked to the Common Stock of Amazon.com, Inc. due on December 19, 2016

$4,071,000 Linked to the Common Stock of Delta Air Lines, Inc. due on December 19, 2016

$1,053,000 Linked to the Common Stock of Electronic Arts Inc. due on December 19, 2016

Investment Description

This pricing supplement describes three separate offerings of Airbag Autocallable Yield Optimization Securities (each, the “Securities”) each of which is a senior unsecured obligation of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the equity securities (each, the “Underlying”) of a specific underlying issuer (each, the “Reference Share Issuer”). With respect to each issuance of the Securities, Credit Suisse will pay you a monthly Coupon regardless of the performance of the applicable Underlying unless your Securities are previously called. Credit Suisse will automatically call the Securities prior to maturity if on any Observation Date the closing level of the applicable Underlying is equal to or greater than the Initial Price. If the Securities are called, Credit Suisse will pay you the principal amount of your Securities plus the Coupon payable on the Coupon Payment Date immediately following that Observation Date (the “Automatic Call Date”), and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the Final Price is equal to or greater than the Conversion Price, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Securities. If the Securities are not called prior to maturity and the Final Price is less than the Conversion Price, Credit Suisse will deliver to you a number of shares of the Underlying equal to the product of (i) the principal amount of your Securities divided by the Conversion Price of the Underlying and (ii) the share adjustment factor (the “Share Delivery Amount”) and, if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. Investing in the Securities involves significant risks. Higher coupon rates are generally associated with a greater risk of loss. You may lose some or all of your investment if the Securities are not called and the Final Price is less than the Conversion Price. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.

Features	Key Dates

☐ Automatically Callable — If on any Observation Date the closing level of the applicable Underlying is equal to or greater than the Initial Price, Credit Suisse will automatically call the Securities and pay you the principal amount of your Securities plus the Coupon payable for that month on the Coupon Payment Date immediately following that Observation Date, and no further payments will be made on the Securities. If the Securities are not called, investors may be exposed to any depreciation of the applicable Underlying at maturity.

☐ Contingent Repayment of Principal Amount at Maturity — If the Securities have not been called and the Final Price is equal to or greater than the Conversion Price, Credit Suisse will pay you the full principal amount of your Securities at maturity. If the Final Price is less than the Conversion Price, Credit Suisse will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for your Securities and if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. The contingent repayment of your principal applies only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

☐ Coupon — Subject to Automatic Call, Credit Suisse will pay you a monthly Coupon. In exchange for receiving a monthly Coupon, you are accepting the risk of receiving the Share Delivery Amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless.

Trade Date Settlement Date** Observation Dates*** Final Valuation Date*** Maturity Date***	December 11, 2015 December 23, 2015 Quarterly (see page 4) December 13, 2016 December 19, 2016
* This amended and restated pricing supplement amends, restates and supersedes Pricing Supplement No. U1409ABC/A dated December 22, 2015 in its entirety. We refer to this amended and restated pricing supplement as the “pricing supplement.

** We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

*** Subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE APPLICABLE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGe.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering

These final terms relate to three separate Security offerings, each of which is linked to a different Underlying. Each has a different Coupon Rate, Initial Price, Conversion Price and Share Delivery Amount as set forth below. The performance of each Security offering will not depend on the performance of any other Security offering.

Underlyings	Ticker	Coupon Rate	Initial Price	Conversion Price	Share Delivery Amount***	CUSIP	ISIN
Common stock of Amazon.com, Inc.	AMZN UW <Equity>	9.20% per annum	$640.15	$544.13 (85% of the Initial Price)	1.8378 shares per Security	22548J259	US22548J2592
Common stock of Delta Air Lines, Inc.	DAL UN <Equity>	8.80% per annum	$49.28	$41.89 (85% of the Initial Price)	23.8720 shares per Security	22548J234	US22548J2345
Common stock of Electronic Arts Inc.	EA UW <Equity>	8.70% per annum	$67.17	$55.08 (82% of the Initial Price)	18.1554 shares per Security	22548J267	US22548J2675

*** Equal to the product of (i) $1,000 divided by the Conversion Price and (ii) the share adjustment factor, subject to adjustment as described in “Description of the Securities—Adjustments—For equity securities of a reference share issuer” in the accompanying product supplement. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction multiplied by the Final Price.

Credit Suisse currently estimates the value of each $1,000.00 principal amount of the Securities on the Trade Date for the Securities linked to the common stock of Amazon.com, Inc. is $979.60, for the Securities linked to the common stock of Delta Air Lines Inc. is $979.20 and for the Securities linked to the common stock of Electronic Arts Inc. is $980.10 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Amazon.com, Inc.	$3,462,000.00	$1,000.00	$51,930.00	$15.00	$3,410,070.00	$985.00
Securities linked to the common stock of Delta Air Lines, Inc.	$4,071,000.00	$1,000.00	$61,065.00	$15.00	$4,009,935.00	$985.00
Securities linked to the common stock of Electronic Arts Inc.	$1,053,000.00	$1,000.00	$15,795.00	$15.00	$1,037,205.00	$985.00

(1) UBS Financial Services Inc., which we refer to as UBS, will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $15.00 per $1,000.00 principal amount of Securities for each offering of the Securities. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015. This pricing supplement amends, restates and supersedes Pricing Supplement No. U1409ABC/A dated December 22, 2015 in its entirety. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement No. I dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

♦	Prospectus supplement and Prospectus dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Securities involve risks not associated with conventional debt Securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may be exposed to any depreciation of the applicable Underlying.

♦    You believe the Final Price is likely to be equal to or greater than the Conversion Price. If the Final Price is less than the Conversion Price, you believe you can tolerate receiving at maturity the Share Delivery Amount, which is expected to be worth less than your principal amount and may be worthless.

♦    You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying, which may be significant, and that your potential return is limited to the Coupon payments that are based on the coupon rate listed on the cover hereof.

♦    You are willing to invest in the Securities based on the Conversion Price specified on the cover hereof.

♦    You seek current income from your investment and accept the potential for an Automatic Call prior to maturity. No further payments will be made on your Securities following the Automatic Call Date.

♦    You are willing to forgo any dividends paid on the Underlyings.

♦    You are willing to invest in securities that are subject to potential Automatic Call, and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦    You seek an investment with exposure to one Reference Share Issuer and that is not diversified among a basket or index of Reference Share Issuers.

♦    You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You seek an investment designed to provide a full return of principal at maturity.

♦    You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may be exposed to any depreciation of the applicable Underlying.

♦    You believe the Final Price is likely to be less than the Conversion Price.

♦    You cannot tolerate receiving shares of the Underlying at maturity worth less than your principal amount and that may be worthless.

♦    You seek an investment that participates in the full appreciation in the price of the applicable Underlying, and whose return is not limited to the Coupon payments that are based on the coupon rate listed on the cover hereof.

♦    You are unwilling to invest in the Securities based on the Conversion Price specified on the cover hereof.

♦    You seek current income from your investment through the stated Maturity Date and prefer not to hold securities that are subject to potential Automatic Call prior to maturity.

♦    You prefer to receive the dividends paid on the Underlyings.

♦    You are unable or unwilling to hold securities that are subject to potential Automatic Call or are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.

♦    You do not seek an investment with exposure to one Reference Share Issuer and that is not diversified among a basket or index of Reference Share Issuers.

♦    You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$1,000.00 per Security
Term(1)	Approximately 12 months, unless called earlier. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.
Underlyings

Common stock of Amazon.com, Inc.

Common stock of Delta Air Lines, Inc.

Common stock of Electronic Arts Inc.

This pricing supplement describes three separate offerings of Securities, each of which provides returns based on the performance of the applicable Underlying of a specific Reference Share Issuer.

Coupon

Subject to Automatic Call, Credit Suisse will pay you the Coupon applicable to each Observation Date on the immediately following Coupon Payment Date, regardless of the performance of the applicable Underlying.

The table below sets forth the Coupon amount (based on the Coupon Rates of (i) 9.20% per annum for Securities linked to the common stock of Amazon.com, Inc., (ii) 8.80% per annum for Securities linked to the common stock of Delta Air Lines, Inc. and (iii) 8.70% per annum for Securities linked to the common stock of Electronic Arts Inc. that would be applicable to each Coupon Payment Date.

Coupon (per Security)
	Amazon.com, Inc.	Approximately $7.6667
	Delta Air Lines, Inc.	Approximately $7.3333
	Electronic Arts Inc.	Approximately $7.250
Conversion Price	A specified price of the Underlying that is less than the Initial Price, equal to a percentage of the Initial Price as specified on the cover hereof.
Coupon Rate	The Coupon rate is (i) 9.20% per annum for Securities linked to the common stock of Amazon.com, Inc., (ii) 8.80% per annum for Securities linked to the common stock of Delta Air Lines, Inc. (iii) 8.70% per annum for Securities linked to the common stock of Electronic Arts Inc.
Automatic Call Feature

The Securities will be automatically called if on any Observation Date the closing level of the applicable Underlying is equal to or greater than the Initial Price.

If the Securities are called on any Observation Date, on the Coupon Payment Date immediately following the relevant Observation Date (the “Automatic Call Date”), Credit Suisse will pay you a cash payment per Security equal to your principal amount plus the Coupon payable on that Coupon Payment Date. No further amounts will be owed to you under the Securities.

The Securities will not be subject to an Automatic Call on an Observation Date if the closing level of the applicable Underlying on such Observation Date is below the Initial Price.

Share Delivery Amount (per Security)	A number of shares of the Underlying equal to the product of (i) the principal amount divided by the Conversion Price of the Underlying as specified on the first page of this pricing supplement and (ii) the share adjustment factor. The share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in the accompanying product supplement. We will calculate the Share Delivery Amount in the aggregate for all Securities you hold and in lieu of any fractional shares in respect of the aggregate Share Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Price. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount.
Payment at Maturity (per Security)

If the Securities are not called and the Final Price is equal to or greater than the Conversion Price, on the Maturity Date Credit Suisse will pay you a cash payment per Security equal to $1,000.00.

If the Securities are not called and the Final Price is less than the Conversion Price, on the Maturity Date, Credit Suisse will deliver to you the Share Delivery Amount (and, if applicable, cash in lieu of fractional shares) for your Securities. Any cash payment in lieu of fractional shares will be equal to that fraction multiplied by the Final Price. The value of the Share Delivery Amount is expected to be worth less than the principal amount and may be worthless.

(1) Subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Final Terms

Initial Price	The closing level of the applicable Underlying on the Trade Date, as specified on the first page of this pricing supplement.
Final Price	The closing level of the applicable Underlying on the Final Valuation Date, as determined by the calculation agent.
Observation Dates	The first Observation Date will occur on March 14, 2016; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below. The final Observation Date, December 13, 2016, will be the “Final Valuation Date.”

Coupon Payment Dates	The first Coupon Payment Date will occur on January 19, 2016; Coupon Payment Dates will occur monthly thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.

Supplemental Terms of the Securities

For purposes of the Securities offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Initial Level	Initial Price
Final Level	Final Price
Valuation Date	Final Valuation Date

Investment Timeline

Trade Date	The Initial Price is observed and the Conversion Price for each Underlying is determined.

Monthly, including at maturity if not previously called	Credit Suisse will pay you a Coupon on the applicable Coupon Payment Date.

Quarterly, including the Final Valuation Date

The Securities will be called if the closing level of the Underlying on any Observation Date is equal to or greater than the Initial Price.

If the Securities are called, we will pay an amount on the immediately following Coupon Payment Date equal to the principal amount plus the applicable Coupon.

Maturity Date

The Final Price is observed on the Final Valuation Date.

If the Securities have not been called and the Final Price is greater than or equal to the Conversion Price, on the Maturity Date, Credit Suisse will pay you a cash payment per Security equal to $1,000.00.

If the Securities have not been called and the Final Price is less than the Conversion Price, Credit Suisse will deliver to you the Share Delivery Amount (and, if applicable, cash in lieu of fractional shares) for your Securities.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

Observation Dates(1) and Coupon Payment Dates(2)(3)

Observation Dates	Coupon Payment Dates
January 19, 2016
February 16, 2016
March 14, 2016	March 16, 2016
April 18, 2016
May 16, 2016
June 14, 2016	June 16, 2016
July 18, 2016
August 16, 2016
September 14, 2016	September 16, 2016
October 17, 2016
November 16, 2016
December 13, 2016	December 19, 2016

(1)	Each subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(2)	Each subject to the modified following business day convention and subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(3)	Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlyings. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Securities. If the Final Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each Note that you own instead of the principal amount in cash and, if applicable, cash paid in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the Share Delivery Amount will decline at a greater than 1% to 1% rate if the Final Price is less than the Conversion Price. For example, if the Conversion Price is 85% of the Initial Price, the Final Price is less than the Conversion Price and the Final Price is 75% of the Initial Price, the value of your Payment at Maturity as of the Final Valuation Date will be 11.76% less than the principal amount, which reflects a greater loss than the 10% decline from the Conversion Price to the Final Price. At maturity, if the Final Price is less than the Conversion Price, and the Securities have not been previously called, the Payment at Maturity you will be entitled to receive is expected to be less than the principal amount of the Securities, and you could lose your entire investment. It is not possible to predict whether the Final Price will be less than the Conversion Price, and in the event that the Final Price is less than the Conversion Price, by how much the Final Price will decrease in comparison to the Initial Price. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦	The Securities are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦	The Securities will not pay more than the principal amount, plus the Coupons payable by maturity or upon Automatic Call — The return potential on the Securities is limited to the Coupon Rate regardless of the potential appreciation of the applicable Underlying. Therefore, the Securities do not provide for a return greater than the principal amount, plus the Coupons received up to maturity or upon Automatic Call. Even if the Final Price is greater than the Initial Price, you will not participate in the appreciation of the applicable Underlying. If the Final Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount at maturity, which are likely to be worth substantially less than the principal amount as of the maturity date. The actual return on the Securities is limited to the Coupons paid on the Securities and the amount payable per Security may be less than the amount payable on a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the applicable Underlying.

♦	The Securities are subject to a potential Automatic Call prior to maturity, which would limit your opportunity to be paid Coupons over the full term of the Securities — If on any Observation Date the closing level of the applicable Underlying is equal to or greater than the Initial Price, the Securities will be called and you will be entitled to receive a cash payment equal to the principal amount of the Securities you hold plus the Coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the Securities. If the Securities are called prior to maturity, you will lose the opportunity to be paid Coupons from the Automatic Call Date to the scheduled Maturity Date and you may be unable to invest in other Securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Securities.

♦	Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Underlyings reflects a higher expectation as of the Trade Date that the price of the applicable Underlying could close below the Conversion Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Coupon Rate for that Security. However, while the Coupon Rate will be a fixed amount, the volatility of the applicable Underlying can change significantly over the term of the Securities. The price of the applicable Underlying for your Securities could fall sharply, which could result in a significant loss of principal.

♦	The value of the Share Delivery Amount could be less on the Maturity Date than on the Final Valuation Date — If the Final Price is less than the Conversion Price, you will be entitled to receive on the Maturity Date the Share Delivery Amount, which will consist of a whole number of shares of the Underlying plus an amount in cash corresponding to any fractional share. The value of the Share Delivery Amount on the Final Valuation Date will be less than $1,000 per $1,000 principal amount of Securities and could fluctuate, possibly decreasing, in the period between the Final Valuation Date and the Maturity Date. We will make no adjustments to the Share Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Share Delivery Amount between the Final Valuation Date and the Maturity Date.

♦	No affiliation with any Reference Share Issuer — We are not affiliated with any Reference Share Issuer. You should make your own investigation into each Underlying and each Reference Share Issuer. In connection with the offering of the Securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

♦	Hedging and trading in the Underlyings— While the Securities are outstanding, we or any of our affiliates may carry out hedging activities related to the Securities, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Securities could adversely affect our payment to you at maturity.

♦	Single stock risk — Each Security is linked to the equity securities of a single Underlying. The price of each such Underlying can rise or fall sharply due to factors specific to such Underlying and its Reference Share Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by each Reference Share Issuer with the SEC.

♦	The estimated value of the Securities on the Trade Date is less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 12 months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Securities.

♦	Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Securities are not called, the Final Price being equal to or greater than the Conversion Price. Because the Payment at Maturity is determined by observing if the Final Price is equal to or greater than the Conversion Price only on the Final Valuation Date, if you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the price of the applicable Underlying is above the Conversion Price at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuer, including extending loans to, or making equity investments in, the Reference Share Issuer or providing advisory services to the Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold the Underlyings. As a prospective purchaser of the Securities, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

♦	Unpredictable economic and market factors will affect the value of the Securities — In addition to the price of the applicable Underlying, the value of the Securities may be influenced by factors such as:

o	the expected and actual volatility of the applicable Underlying;

o	the time to maturity of the Securities;

o	the Automatic Call feature, which would limit the value of the Securities;

o	interest and yield rates in the market generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally and which may affect the prices of the applicable Underlying;

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights in the Underlyings — Your return on the Securities will not reflect the return you would realize if you actually owned the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on a purchase of the applicable Underlying.

♦	No dividend payments or voting rights — As a holder of the Securities, you will not have any ownership interest or rights in the Underlyings, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the applicable Underlying and therefore, the value of the Securities.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Securities may be materially and adversely affected. See “Description of the Securities—Adjustments—For equity securities of a Reference Share Issuer” in the accompanying product supplement.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment of Coupons and payments upon Automatic Call or at maturity for a hypothetical offering of the Securities linked to a hypothetical Underlying under various scenarios, with the assumptions set forth below. The hypothetical Conversion Price represents the Conversion Price given the below hypothetical Initial Price for one of the three Security offerings in this preliminary pricing supplement. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Securities per $1,000.00 principal amount to the $1,000.00 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the applicable Underlying. The actual terms for each Security offering are set forth on the cover of this pricing supplement and under “Final Terms” above. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

Principal Amount:	$1,000.00
Term:	Approximately 12 months
Hypothetical Coupon Rate:	8.70% per annum (or 0.7250% per month)
Hypothetical Coupon:	$7.2500 per month
Observation Dates:	Quarterly
Hypothetical Initial Price:	$67.00
Hypothetical Conversion Price:	$54.94 (82.00% of the Hypothetical Initial Price)
Share Delivery Amount:	18.2018 shares per Security (Principal amount per Security/Hypothetical Conversion Price)
Share adjustment factor:	1.0

Example 1 — Securities are called on the First Observation Date

Date	Closing Level	Payment (per Security)
First Observation Date	$75.00 (at or above Initial Price)	Securities called; Coupon payments equal $7.2500 on the first through second Coupon Payment Dates; holder entitled to principal plus Coupon payment of $7.2500 on Automatic Call Date.
	Total Payment (per $1,000.00 Security)	$1,021.7500 (2.1750% total return)

Because the closing level of the Underlying is equal to or greater than the applicable Initial Price on the first Observation Date, the Securities are called on the first Observation Date, and on the Automatic Call Date Credit Suisse will pay you a total of $1,007.2500 per $1,000.00 principal amount (reflecting your principal amount plus the applicable Coupon). When added to the Coupon payments of $14.5000 received on the prior Coupon Payment Dates, you will have received a total of $1,021.7500, a 2.1750% total return on the Securities. You will not receive any further payments on the Securities.

Example 2 — Securities are NOT called and the Final Price is equal to or greater than the Conversion Price

Date	Closing Level	Payment (per Security)
First through third Observation Dates	Various (all below Initial Price)	Securities NOT callable; Coupon payments equal $7.2500 on the first through eleventh Coupon Payment Dates.
Final Valuation Date	$65.00 (at or above Conversion Price, below Initial Price)	Securities NOT callable; holder is entitled to receive principal plus Coupon payment of $7.2500 on Maturity Date.
	Total Payment (per $1,000.00 Security)	$1,087.00 (8.7000% total return)

Because the closing level of the Underlying was less than the Initial Price on each Observation Date, the Securities are not called. Because the Final Price is equal to or greater than the Conversion Price, at maturity, Credit Suisse will pay you $1,007.2500 per $1,000.00 principal amount, which is equal to your principal amount plus the Coupon payment due on the Final Valuation Date.

In addition, you will be entitled to receive Coupon payments of $7.2500 on each Coupon Payment Date prior to the Maturity Date. When added to the Coupon payment of $7.2500 received at maturity, you will have received a total of $1,087.00 per $1,000.00 principal amount, an 8.7000% total return on the Securities.

Example 3 — Securities are NOT called and the Final Price is less than the Conversion Price

Date	Closing Level	Payment (per Security)
First through third Observation Dates	Various (all below Initial Price)	Securities NOT callable; Coupon payments equal $7.2500 on the first through eleventh Coupon Payment Dates.
Final Valuation Date	$21.98 (below Conversion Price)	Securities NOT callable; holder will be entitled to receive the Share Delivery Amount and the Coupon payment of $7.2500 on the Maturity Date.
	Total Payment (per $1,000.00 Security)	$487.0000 (51.3000% loss)

Because the closing level of the Underlying is less than the Initial Price on each Observation Date, the Securities are not called. Because the Final Price is less than the Conversion Price, at maturity Credit Suisse will pay you the Share Delivery Amount plus the applicable Coupon payment due at maturity.

The cash value of the Share Delivery Amount will equal:

$21.98 × 178.2018 shares

= $400.00*

The Payment at Maturity = Share Delivery Amount + Coupon Payment at Maturity

= $400.00 + $7.2500 = $407.2500

*$400.00 represents the cash value of the Share Delivery Amount on the Final Valuation Date. Because the Securities are physically settled, at maturity Credit Suisse will deliver to you for each Security, 18 shares of the Underlying, the value of which could be less on the Maturity Date than on the Final Valuation Date, along with cash in lieu of the fractional share.

In addition, you will be entitled to receive Coupon payments of $7.2500 on each Coupon Payment Date prior to the Maturity Date. When added to the Payment at Maturity, you will have received a total of $487.0000 per $1,000.00 principal amount, a 51.3000% total loss on the Securities.

Hypothetical Payment at Maturity

The table below assumes a Conversion Price of 82% of the Initial Price and that the Securities are not called prior to the Final Valuation Date. It illustrates, for a $1,000 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of performance of the applicable Underlying. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Price to the Final Price	Return on the Securities as of the Final Valuation Date (excluding Coupon payments)	Payment at Maturity (excluding Coupon payments on the Securities)	Total Coupon Payment	Total Payment/Delivery
100.00%	0.00%	$1,000.00	$87.00	$1,087.00
90.00%	0.00%	$1,000.00	$87.00	$1,087.00
80.00%	0.00%	$1,000.00	$87.00	$1,087.00
70.00%	0.00%	$1,000.00	$87.00	$1,087.00
60.00%	0.00%	$1,000.00	$87.00	$1,087.00
50.00%	0.00%	$1,000.00	$87.00	$1,087.00
40.00%	0.00%	$1,000.00	$87.00	$1,087.00
30.00%	0.00%	$1,000.00	$87.00	$1,087.00
20.00%	0.00%	$1,000.00	$87.00	$1,087.00
10.00%	0.00%	$1,000.00	$87.00	$1,087.00
0.00%	0.00%	$1,000.00	$87.00	$1,087.00
−10.00%	0.00%	$1,000.00	$87.00	$1,087.00
−18.00%	0.00%	$1,000.00	$87.00	$1,087.00
−19.00%	−1.22%	18 shares + $10.94	$87.00	18 shares + $97.94
−20.00%	−2.44%	18 shares + $10.81	$87.00	18 shares + $97.81
−30.00%	−14.63%	18 shares + $9.46	$87.00	18 shares + $96.46
−40.00%	−26.83%	18 shares + $8.11	$87.00	18 shares + $95.11
−50.00%	−39.02%	18 shares + $6.76	$87.00	18 shares + $93.76
−60.00%	−51.22%	18 shares + $5.40	$87.00	18 shares + $92.40
−70.00%	−63.41%	18 shares + $4.05	$87.00	18 shares + $91.05
−80.00%	−75.61%	18 shares + $2.70	$87.00	18 shares + $89.70
−90.00%	−87.80%	18 shares + $1.35	$87.00	18 shares + $88.35
−100.00%	−100.00%	$0.00	$87.00	$87.00

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities (including on any Observation Date) could adversely affect the value of the applicable Underlying and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlyings

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file number provided below.

Historical Information

The following tables set forth the quarterly high and low closing levels of the Underlyings, as reported by Bloomberg and the following graphs set forth the historical performance of each Underlying, in each case based on the closing levels of each Underlying from January 2, 2008 through December 11, 2015. The closing level of Amazon.com, Inc. on December 11, 2015 was $640.15. The closing level of Delta Air Lines, Inc. on December 11, 2015 was $49.28. The closing level of Electronic Arts Inc. on December 11, 2015 was $67.17. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Securities. Any historical trend in the level of the Underlyings during any period set forth below is not an indication that the level of the Underlyings is more or less likely to increase or decrease at any time over the term of the Securities.

For additional information on Amazon.com, Inc., Delta Air Lines, Inc. and Electronic Arts Inc., see “The Underlyings” herein.

Amazon.com, Inc.

According to its publicly available filings with the SEC, Amazon.com, Inc. is an internet retail company offering a variety of products sold by Amazon and third parties. Amazon also manufactures and sells electronic devices, including Kindle e-readers, Fire tablets, Fire TVs, Echo, and Fire phones. The common stock of Amazon.com, Inc., par value $0.01 per share, is listed on the NASDAQ Global Select Market. Amazon.com, Inc.’s SEC file number is 000-22513 and can be accessed through www.sec.gov.

Quarter Begin	Quarter End	Quarterly Low ($)	Quarterly High ($)	Quarterly Close ($)
1/1/2008	3/31/2008	62.43	96.25	71.30
4/1/2008	6/30/2008	71.99	84.51	73.33
7/1/2008	9/30/2008	63.35	88.09	72.76
10/1/2008	12/31/2008	35.03	69.58	51.28
1/1/2009	3/31/2009	48.44	75.58	73.44
4/1/2009	6/30/2009	73.50	87.56	83.66
7/1/2009	9/30/2009	75.63	93.87	93.36
10/1/2009	12/31/2009	88.67	142.25	134.52
1/1/2010	3/31/2010	115.94	136.58	135.77
4/1/2010	6/30/2010	108.61	150.09	109.26
7/1/2010	9/30/2010	109.14	160.73	157.06
10/1/2010	12/31/2010	153.03	184.76	180.00
1/1/2011	3/31/2011	160.97	191.25	180.13
4/1/2011	6/30/2011	178.34	206.07	204.49
7/1/2011	9/30/2011	177.54	241.69	216.23
10/1/2011	12/31/2011	173.10	246.71	173.10
1/1/2012	3/31/2012	175.93	205.44	202.51
4/1/2012	6/30/2012	185.50	231.90	228.35
7/1/2012	9/30/2012	215.36	261.68	254.32
10/1/2012	12/31/2012	220.60	261.50	250.87
1/1/2013	3/31/2013	253.39	283.99	266.49
4/1/2013	6/30/2013	248.23	281.76	277.69
7/1/2013	9/30/2013	280.93	318.12	312.64
10/1/2013	12/31/2013	298.23	404.39	398.79
1/1/2014	3/31/2014	336.37	407.05	336.37
4/1/2014	6/30/2014	288.32	342.99	324.78
7/1/2014	9/30/2014	307.06	360.84	322.44
10/1/2014	12/22/2014	287.06	338.64	310.35
1/1/2015	3/31/2015	286.95	387.83	372.10
4/1/2015	6/30/2015	370.26	445.99	434.09
7/1/2015	9/30/2015	429.70	548.39	511.89
10/1/2015	12/11/2015*	520.72	679.06	640.15

* As of the date of this pricing supplement available information for the fourth calendar quarter of 2015 includes data for the period from October 1, 2015 through December 11, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

Delta Air Lines, Inc.

According to its publicly available filings with the SEC, Delta Air Lines, Inc. is a provider of air transportation for passengers and cargo throughout the United States and around the world. The common stock of Delta Air Lines, Inc., par value $0.0001 per share, is listed on the New York Stock Exchange. Delta Air Lines, Inc.’s SEC file number is 001-5424 and can be accessed through www.sec.gov.

Quarter Begin	Quarter End	Quarterly Low ($)	Quarterly High ($)	Quarterly Close ($)
1/1/2008	3/31/2008	8.35	18.53	8.60
4/1/2008	6/30/2008	5.00	10.48	5.70
7/1/2008	9/30/2008	4.64	9.94	7.45
10/1/2008	12/31/2008	5.64	11.52	11.46
1/1/2009	3/31/2009	3.93	12.38	5.63
4/1/2009	6/30/2009	5.40	8.11	5.79
7/1/2009	9/30/2009	5.68	9.65	8.96
10/1/2009	12/31/2009	6.95	11.81	11.38
1/1/2010	3/31/2010	11.22	14.65	14.59
4/1/2010	6/30/2010	11.31	14.93	11.75
7/1/2010	9/30/2010	9.96	12.61	11.64
10/1/2010	12/31/2010	11.24	14.33	12.60
1/1/2011	3/31/2011	9.79	13.00	9.80
4/1/2011	6/30/2011	9.00	11.51	9.17
7/1/2011	9/30/2011	6.62	9.41	7.50
10/1/2011	12/31/2011	6.65	9.02	8.09
1/1/2012	3/31/2012	8.01	11.30	9.92
4/1/2012	6/30/2012	9.81	12.10	10.95
7/1/2012	9/30/2012	8.55	11.12	9.16
10/1/2012	12/31/2012	9.33	11.94	11.87
1/1/2013	3/31/2013	12.23	17.07	16.51
4/1/2013	6/30/2013	14.39	18.97	18.71
7/1/2013	9/30/2013	18.41	24.01	23.59
10/1/2013	12/31/2013	24.02	29.34	27.47
1/1/2014	3/31/2014	27.70	35.37	34.65
4/1/2014	6/30/2014	31.73	42.23	38.72
7/1/2014	9/30/2014	35.61	40.93	36.15
10/1/2014	12/22/2014	30.90	49.23	49.19
1/1/2015	3/31/2015	43.42	50.70	44.96
4/1/2015	6/30/2015	40.57	47.40	41.08
7/1/2015	9/30/2015	40.00	47.99	44.87
10/1/2015	12/11/2015*	44.87	51.78	49.28

* As of the date of this pricing supplement available information for the fourth calendar quarter of 2015 includes data for the period from October 1, 2015 through December 11, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

Electronic Arts Inc.

According to its publicly available filings with the SEC, Electronic Arts Inc. is a software company that develops, markets, publishes and distributes game software content and services that can be played on game consoles, PCs, mobile phones and tablets. The common stock of Electronic Arts Inc., par value $0.01 per share, is listed on the NASDAQ Global Select Market. Electronic Arts Inc.’s SEC file number is 000-17948 and can be accessed through www.sec.gov.

Quarter Begin	Quarter End	Quarterly Low ($)	Quarterly High ($)	Quarterly Close ($)
1/1/2008	3/31/2008	44.41	56.76	49.92
4/1/2008	6/30/2008	43.94	54.57	44.43
7/1/2008	9/30/2008	36.00	49.07	36.99
10/1/2008	12/31/2008	15.12	34.97	16.04
1/1/2009	3/31/2009	14.86	19.65	18.19
4/1/2009	6/30/2009	17.76	23.46	21.72
7/1/2009	9/30/2009	17.82	21.98	19.05
10/1/2009	12/31/2009	16.11	20.91	17.75
1/1/2010	3/31/2010	15.94	18.85	18.66
4/1/2010	6/30/2010	14.40	19.97	14.40
7/1/2010	9/30/2010	14.33	17.38	16.45
10/1/2010	12/31/2010	14.85	17.82	16.38
1/1/2011	3/31/2011	15.00	19.84	19.53
4/1/2011	6/30/2011	19.69	24.42	23.60
7/1/2011	9/30/2011	17.62	25.05	20.45
10/1/2011	12/31/2011	19.76	25.20	20.60
1/1/2012	3/31/2012	16.34	21.30	16.49
4/1/2012	6/30/2012	11.89	16.71	12.35
7/1/2012	9/30/2012	10.95	14.50	12.69
10/1/2012	12/31/2012	11.91	15.42	14.52
1/1/2013	3/31/2013	13.70	19.34	17.70
4/1/2013	6/30/2013	16.91	23.61	22.99
7/1/2013	9/30/2013	23.18	27.99	25.55
10/1/2013	12/31/2013	20.97	26.44	22.94
1/1/2014	3/31/2014	21.54	30.25	29.01
4/1/2014	6/30/2014	26.67	37.15	35.87
7/1/2014	9/30/2014	33.31	38.42	35.61
10/1/2014	12/22/2014	32.62	48.33	47.02
1/1/2015	3/31/2015	45.96	59.47	58.82
4/1/2015	6/30/2015	56.03	67.68	66.50

7/1/2015	9/30/2015	63.43	75.16	67.75
10/1/2015	12/11/2015*	65.04	76.77	67.17

** As of the date of this pricing supplement available information for the fourth calendar quarter of 2015 includes data for the period from October 1, 2015 through December 11, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlyings or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Underlyings and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes but believes that it is reasonable to treat the securities as (1) a put option (the “Put Option”) that requires the holder to cash settle against the value of the Underlyings for an amount equal to the Deposit (as defined below) if the Underlyings decline to a defined floor level and end up equal to or less than the initial level and (2) a deposit with us of cash, in an amount equal to the amount paid for a security (the “Deposit”) to secure the holder’s potential obligation to cash settle against the value of the Underlyings. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities as consisting of a Deposit and a Put Option with respect to the Underlyings for all U.S. federal income tax purposes. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the securities in accordance with such characterization, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities (the comparable yield). The characterization of the securities as contingent payment debt instruments under these rules is likely to be adverse. However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the securities as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS would seek to characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, in the event that the securities have a term of more than one year and reference an equity interest in a “pass-thru entity” within the meaning of Code section 1260 (which includes shares in, among others, an exchange-traded fund, a regulated investment company, a real estate investment trust, a partnership or a trust), the IRS might assert that the securities constitute a “constructive ownership transaction.” If the securities were treated as a constructive ownership transaction, under Code section 1260, all or a portion of your gain, if any, from the securities would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership, and disposition of the securities.

Payment of Coupons

In accordance with the agreed-upon tax treatment described above, we will treat each coupon (a “Coupon”) as comprised of a component that is stated interest on the security, which should be treated as interest on the Deposit of 0.720%, and the balance of the Coupon should be treated as a payment of put premium received by you in respect of the Put Option to us (the “Put Premium”). The Put Premium component of each Coupon will be treated as an installment payment of the Put Premium for the Put Option. Any Put Premium paid prior to redemption or maturity of the securities should be treated as short-term capital gain when received.

We will treat the Deposit as a debt obligation issued by us. Consistent with this treatment, U.S. Holders should include the interest component of each Coupon in income as received or accrued, based on their method of accounting.

Payment at Redemption or Maturity of the Securities

If at redemption or maturity the amount due is paid in cash, a U.S. Holder should be deemed to receive all or a portion of the Deposit and any accrued but unpaid Coupons. Any Coupons deemed to be received will be taxed as described above. Ordinarily, there should be no gain or loss on the Deposit, and it is assumed that this will be the case.

If the amount received at redemption or maturity (excluding any Coupon paid at such time) is paid in cash and is less than the amount of the Deposit, the Put Option should be deemed exercised at the time of redemption or maturity, as the case may be. In such a case, the difference between the Deposit and the amount received, less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled (taxed as described above), is deemed to have been paid to settle the Put Option. Any loss on the Put Option, calculated as (a) the Deposit, less (b) the amount received at redemption or maturity (excluding any Coupon paid at such time and less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled) plus the Put Premium (excluding any Put Premium that has been included in income), should be short-term capital loss.

If the amount of cash paid at redemption or maturity is equal to the Deposit (excluding any Coupon paid at such time), the Put Option should be deemed to have expired unexercised and an amount equal to any accrued but unpaid Put Premium should be treated as short-term capital gain. The interest portion of any Coupon should be taxed as described above.

If at redemption or maturity the amount due is paid in physical shares or units of the Underlyings, the U.S. Holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder will have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the securities. A U.S. Holder’s tax basis in the securities generally is equal to the Deposit less any Put Premium received that has not been included in income. The U.S. Holder’s holding period for any physical shares or units received will start on the day after the delivery of the physical shares or units. A U.S. Holder will generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which will be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units). If the Underlyings are shares in a non-U.S. company, including ADSs, you may be subject to the passive foreign investment company (“PFIC”) rules (see “Passive

Foreign Investment Company Rules” below).

Sale or Exchange of the Securities

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit (less accrued but unpaid interest on the Deposit which will be taxed as described above under “Payment at Redemption or Maturity of the Securities”) and the U.S. Holder’s adjusted tax basis in the Deposit (which generally will equal the issue price of the security). Generally, there should be no gain or loss with respect to the Deposit.

A U.S. Holder should generally recognize gain or loss with respect to the Put Option in an amount equal to the difference between the amount of the sale proceeds allocable to the Put Option and the U.S. Holder’s adjusted tax basis in the Put Option. If the value of the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit) exceeds the Deposit, then the U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option. If the value of the Deposit exceeds the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit), then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer’s assumption of the U.S. Holder’s rights and obligations under the Put Option (such excess being referred to as “Deemed Payment”). In such a case, the U.S. Holder should recognize short-term capital loss in an amount equal to the Deemed Payment made by the U.S. Holder to the buyer with respect to the assumption of the Put Option.

Passive Foreign Investment Company Rules

If the securities provide for the payment of the redemption amount in physical shares or units of the Underlyings and such physical shares or units constitute an ownership interest in a PFIC, U.S. Holders generally would be subject to adverse U.S. federal income tax consequences if physical shares or units are received. If the physical shares or units received were to constitute an ownership interest in a PFIC, a U.S. Holder would be required to (1) allocate the amount of any “excess distribution” in respect of the PFIC (including any gain realized from the disposition of an interest in the PFIC) ratably to each day in its holding period for the physical shares or units (which, as noted above, would begin on the day after delivery of the physical shares or units), (2) pay tax on the excess distribution at the maximum tax rate in effect for each taxable year to which the excess distribution is allocable, and (3) pay additional tax equal to interest accruing (at the rate charged for underpayments of U.S. federal tax) on the tax determined under (2) above, accruing from (a) the beginning of the due date (without regard to extensions) for the filing of tax returns for the taxable years to which the excess distribution is allocated under (1) above, to (b) the due date for the taxable year in which the excess distribution occurred. Also, if the physical shares or units received were treated as an ownership interest in a PFIC, an individual U.S. Holder would not get a step-up in tax basis to the fair market value upon the holder’s death. A U.S. Holder would also be required to file IRS Form 8621 for each year in which the U.S. Holder (i) recognizes gain on the direct or indirect disposition of the physical shares, (ii) receives certain direct or indirect distributions from us, or (iii) makes any of certain reportable elections (including a mark-to-market election). In addition, subject to certain exceptions applicable to de minimis shareholdings, each U.S. Holder who is direct or indirect a shareholder of a PFIC is required to file an annual report on IRS Form 8621. This requirement is in addition to other reporting requirements applicable to ownership in a PFIC. Additionally, in the event a U.S. Holder does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such form is filed.

You should consult with your tax advisor regarding the possible application of the PFIC rules to the securities.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S. owned foreign entity and the identity of any substantial U.S. owners of such entity.

Pursuant to the regulations described above and IRS Notice 2015-66, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Under proposed regulations relating to specified domestic entities that have not yet been adopted as final regulations “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear. Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any coupon payments made to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the securities (except to the extent of the Coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract (“NPC”) if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017. With respect to (i)

transactions issued on or after January 1, 2016 and that are still outstanding on or after January 1, 2018 and (ii) transactions issued on or after January 1, 2017, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

A “simple” NPC or “simple” ELI is an NPC or ELI for which, with respect to each underlying security, (i) all amounts to be paid or received on maturity, exercise, or any other payment determination date are calculated by reference to the appropriate single, fixed number of shares of the underlying security, provided that the number of shares can be ascertained when the contract is issued, and (ii) the contract has a single maturity or exercise date with respect to which all amounts (other than any upfront payment or any periodic payments) are required to be calculated with respect to the underlying security. A contract has a single exercise date even though it may be exercised by the holder at any time on or before the stated expiration of the contract. An NPC or ELI that includes a term that discontinuously increases or decreases the amount paid or received (such as a digital option), or that accelerates or extends the maturity is not a simple ELI or simple NPC. A “complex” NPC or “complex” ELI is any NPC or ELI, respectively, that is not a simple NPC or a simple ELI, respectively. Delta is the ratio of the change in the fair market value of the contract to a small change in the fair market value of the number of shares of the underlying security.

Under temporary regulations, the substantial equivalence test measures the change in value of a complex contract when the price of the underlying security referenced by that contract is hypothetically increased by one standard deviation or decreased by one standard deviation and compares the change in value with the change in value of the shares of the equity that would be held to hedge the complex contract over an increase or decrease in the price of the equity by one standard deviation. If the proportionate difference between (a) the change in value of the complex contract and (b) the change in value of its hedge, is no greater than the proportionate difference between (i) the change in value of a “benchmark simple contract” with respect to the same shares and (ii) the change in value of its hedge, then the complex contract is substantially equivalent to the underlying security and dividend equivalent payments with respect to it are subject to withholding. The “benchmark simple contract” is a closely comparable simple contract that, at the time the complex contract is issued, has a delta of 0.8, references the applicable underlying security referenced by the complex contract, and has the same maturity as the complex contract with respect to the applicable underlying security.

If an NPC or ELI contains more than one reference to a single underlying security, all references to that underlying security are taken into account in determining the delta with respect to that underlying security. If an NPC or ELI references more than one underlying security or other property, the delta with respect to each underlying security must be determined without taking into account any other underlying security or property. The regulations provide an exception for qualified indices that satisfy certain criteria. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

For securities issued or deemed issued after December 31, 2015, withholding will be based on actual dividends or, if stated in writing on the issue date of the securities, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided as an attachment to this pricing supplement or on the Credit Suisse website.

In accordance with the applicable effective dates, we will treat any portion of a payment or deemed payment on a section 871(m) transaction (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. Transactions may be combined and treated as a section 871(m) transaction, creating liability for you, whether or not we withhold on a dividend equivalent. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $15.00 per $1,000.00 principal amount of Securities for each offering of the Securities. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.